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                                                                                                                          Exhibit 12
                                              American Home Products Corporation
                                        Computation of Ratio of Earnings to Fixed Charges (3)
                                            (Thousands of dollars, except ratio amounts)
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                                        Three Months Ended
                                                               ---------------------------------------------------------------------
                                            March 31, 2001        2000           1999           1998           1997           1996
                                        ------------------     ----------     ----------     ----------     ----------    ----------

Earnings

Income (loss) from continuing operations
 before federal and foreign taxes (2)             $980,988    ($1,101,040)   ($1,907,299)    $3,089,936     $2,364,753    $2,398,866

Add:
 Fixed charges                                      83,887        324,887        403,694        371,986        513,860       601,927

 Minority interests                                  7,551         26,784         30,301            620          2,421        13,677

 Distributed equity income                               0              0              0            771              0             0

 Amortization of capitalized interest                  611          1,917          1,803          1,487          1,057         5,621

Less:
 Equity income                                      16,499         55,991          2,122            473          9,777         8,448

 Capitalized interest                               20,271         43,303         15,375          9,497         12,898             0
                                               -----------     ----------     ----------     ----------     ----------    ----------
Total earnings (loss) as defined                $1,036,267      ($846,746)   ($1,488,998)    $3,454,830     $2,859,416    $3,011,643
                                               ===========     ==========     ==========     ==========     ==========    ==========

Fixed Charges:

 Interest and amortization of debt expense         $52,642       $238,840       $343,271       $322,970       $461,370      $571,414

 Capitalized interest                               20,271         43,303         15,375          9,497         12,898             0

 Interest factor of rental expense (1)              10,974         42,744         45,048         39,519         39,592        30,513
                                               -----------     ----------     ----------     ----------     ----------    ----------
  Total fixed charges as defined                   $83,887       $324,887       $403,694       $371,986       $513,860      $601,927
                                               ===========     ==========     ==========     ==========     ==========    ==========

Ratio of earnings to fixed charges (2)                12.4          --             --               9.3            5.6           5.0


(1)  A 1/3 factor was used to compute the portion of rental expenses deemed representative of the interest factor.

(2)  The results of operations for the year ended December 31, 1999 are inadequate to cover total fixed charges as defined. The coverage deficiency for the year ended December 31, 1999 is $403,694. Excluding the charge for the REDUX and PONDIMIN diet drug litigation of $4,750,000, the pro forma ratio of earnings to fixed charges would be 8.1 for the year ended December 31, 1999.

     The results of operations for the year ended December 31, 2000 are inadequate to cover total fixed charges as defined. The coverage deficiency for the year ended December 31, 2000 is $324,887. Excluding  the charge for the REDUX and PONDIMIN diet drug litigation of $7,500,000, the gain on sale of Immunex common stock of $2,061,204 and the Warner-Lambert Company termination fee of $1,709,380, the pro forma ratio of earnings to fixed charges would be 8.9 for the year ended
     December 31, 2000.

(3)  Amounts have been restated to reflect the Cyanamid Agricultural Products business as a discontinued operation.
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